Exhibit 10.2

SUBCONTRACT AGREEMENT

Cost Plus Fixed Fee

SUBCONTRACTOR:	SUBCONTRACT #: 4400087423

Irvine Sensors Corporation	MODIFICATION #:

ADDRESS:	SUBPROJECT #: 01-0171-30-5489-XXX

3001 Redhill Avenue, Building 3, Suite 108	DPAS RATING: N/A

Costa Mesa, CA 92626-4529	TYPE: Cost Plus Fixed Fee

Tel: 714-549-8211 Fax: 714-557-1260	CEILING PRICE: $4,397,146

INTRODUCTION

This Subcontract Agreement, effective March 19, 2004 is made between SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (hereinafter known as “Buyer”), a Delaware corporation with principal offices in San Diego, California, and Irvine Sensors Corporation (hereinafter known as “Seller”), a corporation, with principal offices in Costa Mesa, California. The effort to be performed by Seller under this Subcontract will be part of Buyer’s Prime Contract #12204 which has been issued by SAIC’s Client. The work, defined in Attachment I (Statement of Work and Schedule) will be performed on a Cost Plus Fixed Fee basis, in accordance with Schedule A (Specific Terms and Conditions),) and any referenced documents in 19.0 Order of Precedence section of this agreement.

SCHEDULE A

SPECIFIC TERMS AND CONDITIONS

1.0 PERIOD OF PERFORMANCE

The term for this Agreement is 19 March 2004* through 30 June 2005 unless amended in writing by mutual agreement of the parties. Seller is not obligated to continue work or provide services and Buyer is not obligated to compensate Seller for expenses incurred or commitments made before or after these dates.

*	The subcontractor shall be entitled to reimbursement for costs incurred on or after December 15, 2003 in an amount not-to-exceed $400,000 which, if incurred after the effective date of this subcontract, would have been allowable under the provisions of this subcontract.

1.1 ESTIMATED COST AND FIXED FEE

The total estimated cost and fixed fee for the work to be performed under this Subcontract are:

Cost	$4,092,720
Fixed Fee	$304,426
Cost Plus Fixed Fee	$4,397,146

1.2 FUNDING

This Subcontract is incrementally/fully funded in the amount of $537,650.00 including cost and applicable fee, through 3/31/2004. Unless this Subcontract is amended in writing by mutual agreement of the parties, Seller is not obligated to incur expenses or make commitments in excess of this amount and Buyer is not obligated to compensate Seller beyond the amount stated. Buyer’s termination liability is stipulated in EXHIBIT FTL.

1.3 ALLOWABLE COST AND PAYMENT

Payment terms will be NET 20 Days and paid within twenty (20) Days after receipt of a proper invoice. Upon receipt and approval by Buyer of proper invoices in accordance with paragraph 1.6 below, payment of allowable cost shall be made in accordance with FAR Clause No. 52.216-7 “Allowable Cost and Payment” and applicable agency supplements thereto, if any. In addition, FAR Clause No. 52.232-20 “Limitation of Cost” and FAR Clause 52.232-22 “Limitation of Funds” are hereby incorporated by reference. Seller shall adjust its allowable indirect costs under this Subcontract simultaneously with Seller’s submittal of its final indirect cost rate proposal in accordance with FAR 52.216-7(d)(2)(i). In the event that Seller’s final indirect cost rates, as determined by the Client in accordance with FAR 52.216-7(d)(2)(ii), vary from Seller’s proposed rates, Seller shall adjust its allowable indirect costs within 30 days of such determination. In the event Seller fails to timely make such adjustments, or to certify to Buyer that no adjustments are required to Seller’s allowable indirect costs, Buyer shall be under no obligation to consider subsequent requests by Seller to increase its allowable indirect costs under this Subcontract.

1.4 FIXED FEE

The Buyer shall pay the Seller for performing this contract the Fixed Fee specified in the Schedule. Payment of the Fixed Fee shall be made in installments based on the percentage of completion of the work as determined from estimates submitted to and approved by the Buyer, but subject to the withholding provisions as follows: After the payment of 95 percent of the fixed fee, the Buyer may withhold further payment of fee until a reserve is set aside in an amount that the Buyer considers necessary to protect the Buyer’s interest. This reserve shall not exceed 5 percent of the total fixed fee based on Seller’s status as a small business.

1.5 INSPECTION

All materials furnished and services performed pursuant hereto shall be subject to inspection and test by Buyer and its agents and by its customers at all times and places, during the period of performance, and in any event before acceptance. In the event that material furnished or services supplied are not performed in accordance with the specifications and instructions of Buyer, Buyer may require Seller to replace or correct services or materials. The cost of replacement or correction shall be determined under the Allowable Cost and Payment clause of this subcontract, but no additional fee shall be paid. If the Seller fails to proceed with reasonable promptness to perform required replacement or correction, and if the replacement or correction cannot be performed within the ceiling price, the Buyer may terminate the subcontract for default.

1.6 INVOICES

Invoices shall be prepared in duplicate and list cost elements in the same manner as set forth in Seller’s proposal. The invoices shall, at a minimum, contain the following information; subcontract number, subproject number, labor categories, billing rates, labor hours, extended totals by category, material and other direct costs will be separated from labor costs. Invoices shall be mailed to:

Science Applications International Corporation

Attention: Susan Segers

21151 Western Avenue

Torrance, CA 90501-1724

Invoices shall clearly reference a unique invoice number on each invoice, period of incurred costs, and the date of the invoice. Invoices shall include the “Amount Previously Billed,” the “Amount of this Invoice,” the “Total Amount Billed to Date”, and the “Amount of Withhold”. Seller shall submit invoices for the full amount stating the amount of withhold/retention for each line item billed.

Example:	Line Item 1	$10,000.00
	- Less withhold	$1,000.00

	Total Amount Owed	$9,000.00

Invoices shall be signed and dated by the cognizant Contractual Representative of the Seller, verifying the costs included are correct.

1.7 AUDIT

At any time before final payment the End User may request and perform an audit of the invoices and substantiating material. Each payment previously made shall be subject to reduction to the extent of amounts that are found by the End User not to have been properly payable in accordance with the payment terms of this subcontract. Audit will include, but not be limited to, individual daily job time cards, invoices for material, storeroom requisitions, expense reports, and other substantiation supporting invoiced amounts.

1.8 WARRANTY

Seller represents and warrants (1) that the rates charged for the goods and/or services purchased pursuant hereto shall be no higher than Seller’s other cost type contracts for the same quality and quantity of such goods or services; (2) that all goods and services delivered pursuant hereto will be new, unless otherwise specified, and free from defects in material and workmanship; (3) that all goods and services will conform to applicable specifications, drawings, and standards of quality and performance, and that all items will be free from defects in design and suitable for their intended purpose; (4) that the goods covered by this order are fit and safe for consumer use, if so intended. All representations and warranties of Seller together with its service warranties and guarantees, if any, shall run to Buyer and Buyer’s customers The foregoing warranties shall survive any delivery, inspection, acceptance, or payment by Buyer.

2.0 TECHNICAL AND CONTRACTUAL REPRESENTATIVES

The following authorized representatives are hereby designated for this Subcontract:

SELLER:			BUYER:

	TECHNICAL:	David Ludwig		TECHNICAL:	Greg Knapp

	CONTRACTUAL:	Diane Kutner		CONTRACTUAL:	Susan Segers

2.1 CONTACTS

Contacts with Buyer that affect the subcontract prices, schedule, statement of work, and subcontract terms and conditions shall be made with the authorized contractual representative. No changes to this Subcontract shall be binding upon Buyer unless incorporated in a written modification to the Subcontract and signed by Buyer’s contractual representative.

2.2 CHANGES

Buyer may, by written notice to Seller at any time before completion of this subcontract, make changes within the general scope of this subcontract in any one of the following: (a) drawings, designs, or specifications; (b) quantity; (c) place of delivery; (d) method of shipment or routing; and (e) make changes in the amount of Buyer furnished property. If any such change causes a material increase or decrease in the estimated cost of, or the time required for the performance of any part of the work under this subcontract, the Buyer shall make an equitable adjustment in the estimated cost, delivery schedule, or amount of any fixed fee and shall modify the subcontract. The Seller must have notified Buyer in writing of any request for such adjustment within twenty (20) days, or other mutually agreed upon time period, from the date of such notice from Buyer or from the date of any act of Buyer that Seller considers constitutes a change. Failure to agree to any adjustment shall be a dispute under the Disputes clause of this subcontract. Seller shall proceed with the work as changed without interruption and without awaiting settlement of any such claim. However, Seller shall not be obligated to continue performance or incur costs beyond the point established in the “Limitation of Cost” or “Limitation of Funds” clause of this subcontract.

3.0 DISCLOSURE

Seller shall not disclose information concerning work under this Subcontract to any third party, unless such disclosure is necessary for the performance of the subcontract effort. No news releases, public announcement, denial or confirmation of any part of the subject matter of this Subcontract or any phase of any program hereunder shall be made without prior written consent of Buyer. The restrictions of this paragraph shall continue in effect upon completion or termination of this Subcontract for such period of time as may be mutually agreed upon in writing by the parties. In the absence of a written established period, no disclosure is authorized. Failure to comply with the provisions of this Clause may be cause for termination of this subcontract.

4.0 KEY PERSONNEL

(a)	For purposes of this clause, Buyer and Seller define “Key Personnel” as those individuals who are mutually recognized as essential to the successful completion and execution of this Subcontract.

(b)	Personnel designated as “Key Personnel” shall be assigned to the extent necessary for the timely completion of the task to which assigned. Any substitution or reassignment involving Seller’s “Key Personnel” assigned to this work shall be made only with persons of equal abilities and qualifications and is subject to prior approval of Buyer, in writing.

(c)	Buyer’s Client reserves the right to direct the removal of any individual assigned to this Subcontract.

(d)	Seller’s Key Personnel are: David Ludwig.

5.0 ASSIGNMENTS AND SUBCONTRACTS

This Subcontract is not assignable and shall not be assigned by Seller without the prior written consent of Buyer. Further, Seller agrees to obtain Buyer’s approval before subcontracting this order or any substantial portion thereof; provided, however, that this limitation shall not apply to the purchase of standard commercial supplies or raw materials.

6.0 INSURANCE

Without prejudice to Seller’s liability to indemnify Buyer as stated in the INDEMNIFICATION provision of this Agreement, Seller shall procure, at its expense, and maintain for the duration of the Agreement, the insurance policies described below with financially responsible insurance companies, reasonably acceptable to Buyer, with policy limits not less than those indicated below. Notwithstanding any provision contained herein, the Seller, and its employees, agents, representatives, consultants and lower-tier subcontractors and suppliers, are not insured by Buyer, and are not covered under any policy of insurance that Buyer has obtained or has in place.

Special Provisions Applicable to Seller’s Insurance coverage:

1.	Additional Insured - Seller shall have all policies, except Workers’ Compensation and Employer’s Liability, endorsed to name Buyer as an Additional Insured with respect to the work to be performed by the Seller.

2.	Waiver of Subrogation - Seller shall have all policies endorsed to waive the insurer’s rights of subrogation in favor of Buyer.

3.	Deductibles - Subject to the reasonable review and approval of Buyer, the Seller may arrange deductibles or self- insured retention’s as part of the required insurance coverage’s. However, it is expressly agreed that all deductibles or self-insured retention’s are the sole responsibility of the Seller.

4.	Adequacy of Insurance Limits - The insurance coverage limits stated below are minimum coverage requirements, not limits of liability, and shall not be construed in any way as Buyer’s acceptance of responsibility of the Seller.

5.	Certificates of Insurance - Prior to commencement of any work under this Agreement, the Seller shall furnish Buyer with Certificates of Insurance, in a format acceptable to Buyer, evidencing the insurance coverage required in this Agreement and containing the following information:

a)	Identify Buyer as an “Additional Insured” with respect to all policies except Workers’ Compensation and employers’ liability.

b)	State that all policies have been endorsed to waive subrogation in favor of Buyer.

c)	State that the underwriters agree to provide Buyer with at least 30 days prior written notice of any cancellation or material change in the coverage.

6.	Work Within 50’ of a Railroad - Exclusion deleted. (If applicable due to performance of work within 50 feet of a railway)

6.1 COVERAGE

A.	Workers’ Compensation - Insurance for statutory obligations imposed by law including, where applicable, coverage under United States Longshoremen’s and Harbor Workers’ Act and Jones Act. (if applicable, Defense Base Act for those employees working on a U.S. Military installation outside of the United States).

B.	Employers Liability - Insurance with limits of $1,000,000 for bodily injury by accident and $1,000,000 for bodily injury by disease, including, if applicable, maritime coverage endorsement.

C.	Commercial General Liability - (Standard ISO occurrence form) - including products and completed operations coverage, full fire legal liability and contractual liability, with a per occurrence limit of $1,000,000.

D.	Business Auto Liability - Coverage for bodily injury and property damage liability for all owned, hired or non-owned vehicles, with an each accident limit of $1,000,000.

The following clauses are applicable to this Agreement if checked:

deleted

7.0 INTELLECTUAL PROPERTY RIGHTS

7.1 For purposes of this Agreement, the term Intellectual Property shall mean patented and unpatented inventions, mask works, copyrighted works, trade secrets, know-how and proprietary information. Except as may be otherwise expressly provided elsewhere in this Agreement or in any resulting subcontract, each party shall retain title to its own Intellectual Property, including Intellectual Property possessed independently of the performance of this Agreement and Intellectual Property subject to Section 7.2 below.

7.2 Subject to any rights of the Customer and except as may otherwise be expressly provided elsewhere herein or in any resulting subcontract, each party shall retain title to any Intellectual Property which is developed, authored, conceived or reduced to practice independently and solely by that party during the performance of this Agreement. No license, express or implied, shall inure to the benefit of the other party with respect to any such Intellectual Property, except as expressly provided herein or in any resulting subcontract between the parties.

7.3 Unless expressly provided otherwise elsewhere in this Agreement, if the parties jointly make or conceive any invention or jointly create any work or copyrightable material which is identified to the other party in writing (hereinafter singularly and collectively “Joint IP”), then such Joint IP shall be owned jointly by the parties unless one of the parties elects not to participate in such joint ownership. Subject to the teaming and confidentiality obligations under this Agreement and, except as may otherwise be expressly provided elsewhere herein or in any resulting subcontract, each owning party shall be free to use, practice and license non-exclusively such Joint IP without in any way accounting to the other owning party, except that each owning party agrees to use reasonable efforts to maintain such Joint IP as confidential and proprietary in the same manner it treats its own Intellectual Property of a similar character except to the extent that the parties otherwise mutually agree in connection with seeking to obtain statutory protection such as patent protection. Procedures for seeking and maintaining statutory protection such as patents, mask work registrations, or copyrights for Joint IP shall be mutually agreed in good faith by the owning parties; provided that neither party shall unreasonably withhold its agreement to seeking such protection.

8.0 INDEMNIFICATION

(a)	Seller shall indemnify, defend and hold SAIC and SAIC’s customers harmless from and against any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of or relating to any claims, causes of action, lawsuits or other proceedings, regardless of legal theory, that result, in whole or in part, from Seller’s (or any of Seller’s subcontractors, suppliers, employees, agents or representatives): (i) intentional misconduct, negligence, or fraud, (ii) breach of any representation, warranty or covenant made herein, or (iii) products or services including, without limitation, any claims that such products or services infringe any United States patent, copyright, trademark, trade secret or any other proprietary right of any third party.

(b)	Buyer shall promptly notify Seller of any claim against Buyer that is covered by this indemnification provision and shall authorize representatives of Seller to settle or defend any such claim or suit and to represent Buyer in, or to take charge of, any litigation in connection therewith.

9.0 INFRINGEMENT INDEMNITY

(a)	In lieu of any warranty by Buyer or Seller against infringement, statutory or otherwise, it is agreed that Seller shall defend, at its expense, any suit against Buyer or its customers based on a claim that any item furnished under this order or the normal use or sale thereof infringes any U.S. Letters patent or copyright, and shall pay costs and damages finally awarded in any such suit, provided that Seller is notified in writing of the suit and given authority, information, and assistance at Seller’s expense for the defense of same. If the use or sale of said item is enjoined as a result of such suit, Seller, at no expense to Buyer, shall obtain for Buyer and its customers the right to use and sell said item or shall substitute an equivalent item acceptable to Buyer and extend this patent indemnity thereto.

(b)	Notwithstanding the foregoing paragraph, when this order is performed under the Authorization and Consent of the U.S. Government to infringe U.S. Patents, Seller’s liability for infringement of such Patents in such performance shall be limited to the extent of the obligation of Buyer to indemnify the U.S. Government.

10.0 PROPRIETARY INFORMATION, TOOLS, MATERIALS, ETC.

(a)	Seller agrees it will keep confidential and not use any material, jigs, dies, fixtures, molds, patterns, taps, gauges, other equipment, designs, sketches, specifications, drawings, computer programs and software, or other data or information furnished by Buyer for any purpose whatsoever other than as herein specified, including but not limited to the manufacture of large quantities, without prior written consent of Buyer. All materials, jigs, dies, fixtures, molds, patterns, taps, gauges, other equipment, designs, sketches, specifications, drawings, computer programs and software, or other data or information furnished by Buyer, whether loaned to Seller or fabricated, manufactured, purchased, or otherwise acquired by Seller for the performance of this Subcontract and specifically charged to Buyer are the property of Buyer. They are to be marked for identification as Buyer may designate, and upon completion or termination of this Subcontract shall be returned to Buyer in good condition, reasonable wear only excepted, together with all spoiled and surplus material, unless otherwise directed in writing by Buyer.

(b)	If Buyer furnishes any material for fabrication hereunder, Seller agrees: (i) not to substitute any other material in such fabrication without Buyer’s prior written consent, (ii) that title to such material shall not be affected by incorporation in or attachment to any other property; and (iii) to state and warrant on its packing sheet and invoice for final parts: “All materials furnished by Buyer on this order (except that which becomes normal industrial waste or was replaced at Seller’s expense) has been returned in the form of parts or held as unused material for Buyer’s disposition.”

(c)	Seller agrees to the terms and conditions of Attachment II, Customer Property.

11.0 DISPUTES

Any dispute shall be determined in the following manner.

(a)	Buyer and Seller agree to enter into Negotiation to resolve any dispute. Both parties agree to negotiate in good faith to reach a mutually agreeable settlement within a reasonable amount of time.

(b)

If negotiations are unsuccessful, Buyer and Seller agree to enter into binding Arbitration. The American Arbitration Association (AAA) Commercial Arbitration Rules (most recent edition) are to govern this Arbitration. The Arbitration shall take place in the County of San Diego, State of California. The Arbitrator shall be bound to follow the applicable subcontract provisions and California law in adjudicating the dispute. It is agreed by both parties that the Arbitrator’s decision is final, and that no party may take any action, judicial or administrative, to overturn this decision. The judgment rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

Pending any decision, appeal or judgment referred to in this provision or the settlement of any dispute arising under this Subcontract, Seller shall proceed diligently with the performance of this Subcontract.

12.0 TERMINATION FOR CONVENIENCE

(a)	SAIC shall have the right to terminate this Subcontract, in whole or in part, at any time, without cause, by providing written notice to Seller. Upon receiving notice of such termination, Seller shall:

(i)	stop all work on this Subcontract on the date and to the extent specified;

(ii)	place no further contracts hereunder except as may be necessary for completing such portions of the Subcontract as have not been terminated;

(iii)	terminate all contracts to the extent that they may relate to portions of the Subcontract that have been terminated; and

(iv)	protect all property in which SAIC has or may acquire an interest and deliver such property to SAIC.

(b)	Within twenty (20) days, or other mutually agreed time period, from such termination, Seller may submit to SAIC its written claim for termination charges in the form prescribed by SAIC. Failure to submit such claim within such time shall constitute a waiver of all claims and a release of all SAIC’s liability arising out of such termination.

(c)	SAIC reserves the right to verify claims hereunder and Seller shall make available to SAIC, upon its request, all relevant, non-proprietary books and records for inspection and audit (e.g., time cards and receipts). If Seller fails to afford SAIC its rights hereunder, Seller shall be deemed to have relinquished its claim.

13.0 DEFAULT

(a)	The Buyer may, by written notice of default to the Seller, terminate the whole or any part of this Subcontract in any one of the following circumstances: (i) if Seller fails to make progress in the work so as to endanger performance or (ii) if Seller fails to perform any of the other provisions of this Subcontract in accordance with its terms, and in either of these two circumstances does not cure such failure within a period of 10 days (or such longer period as Buyer may authorize in writing) after receipt of notice from the Buyer specifying such failure; or (iii) Seller becomes insolvent or the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits in writing its inability to pay its debts as they become due.

(b)	If this Subcontract is so terminated, Seller shall submit a final termination settlement proposal to the Buyer. The Seller shall submit the proposal promptly but no later than six (6) months from the effective date of the termination. If Seller fails to submit the proposal within the time allowed, the Buyer may determine the amount, if any, due the Seller because of the termination. The amount will be determined in accordance with FAR Clause 52.249-6 in effect on the date of the prime contract.

(c)	Seller shall transfer title and deliver to Buyer, in the manner and to the extent requested in writing by Buyer at or after termination such complete articles, partially completed articles and materials, parts, tools, dies, patterns, jigs, fixtures, plans, drawings, information and contract rights as Seller has produced or acquired for the performance of the terminated part of this Subcontract, and Buyer will pay Seller the contract price for complete articles delivered to and accepted by Buyer and the fair value of the other property of Seller so requested and delivered.

(d)	Seller shall continue performance of this Subcontract to the extent not terminated. Buyer shall have no obligations to Seller with respect to the terminated part of this Subcontract except as herein provided. In case of Seller’s default, Buyer’s rights as set forth herein shall be in addition to Buyer’s other rights although not set forth in this Subcontract.

(e)	Seller shall not be liable for damages resulting from default due to causes beyond the Seller’s control and without Seller’s fault or negligence in accordance with FAR Clause 52.249-14 “Excusable Delays” provided, however, that if Seller’s default is caused by the default of a subcontractor or supplier, such default must arise out of causes beyond the control of both Seller and subcontractor or supplier, and without the fault or negligence of either of them and, provided further, the supplies or services to be furnished by the subcontractor or supplier were not obtainable from other sources.

14.0 SUBCONTRACT CLOSEOUT

Within sixty-calendar days after the end of the period of performance for the services to be procured herein, as described in the Attachment I Statement of Work and the satisfactory completion of which shall be solely determined by Buyer, Buyer will issue to Seller a Subcontract Closeout Package. The Package will include, as applicable, Subcontractor Release of Claims; Subcontractor’s Assignment of Refunds, Rebates, Credits, and Other Amounts; Subcontract Patents Report; and any other documentation or request for information considered necessary by Buyer to closeout this Subcontract Agreement.

Seller agrees to submit all information and documentation, including a FINAL invoice bearing the statement, “This FINAL invoice was prepared using final audited rates” as required by the Subcontract Closeout Package within thirty-calendar days of Seller receiving final audited rates. The parties further agree if the information and documentation submitted by Seller is found acceptable by Buyer, with or without negotiations (the necessity for which shall be solely determined by Buyer), to be bound by Seller’s closeout submission as the final agreement between the parties with respect thereto.

In the event Seller fails to submit the required closeout information and documentation in a timely manner, such failure shall constitute Seller’s express agreement that the amounts paid to date by Buyer pursuant to this Agreement, as determined by Buyer’s records, constitute the full, complete and final extent of Buyer’s financial obligation to Seller, that Seller does forever fully and finally remise, release, and discharge Buyer, its officers, agents and employees, of and from any and all liabilities, obligations, claims, and demands whatsoever arising under or relating to this Subcontract Agreement, and that Seller expressly authorizes Buyer to rely on the foregoing representations and release in connection with Buyer’s closeout of or other actions taken with respect to Buyer’s Client. Furthermore, such failure is considered to be a material breach of the terms of this agreement and may subject seller to forfeiture of all or part of the fee withhold prescribed by Article 1.4.

15.0 GENERAL RELATIONSHIP

The Subcontractor is not an employee of SAIC for any purpose whatsoever. Seller agrees that in all matters relating to this Subcontract it shall be acting as an independent contractor and shall assume and pay all liabilities and perform all obligations imposed with respect to the performance of this Subcontract. Seller shall have no right, power or authority to create any obligation, expressed or implied, on behalf of Buyer and/or the Client and shall have no authority to represent Buyer as an agent.

16.0 NON-WAIVER OF RIGHTS

The failure of Buyer to insist upon strict performance of any of the terms and conditions in the Subcontract, or to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of the same or to rely on any such terms or conditions at any time thereafter. The invalidity in whole or in part of any term or condition of this subcontract shall not affect the validity of other parts hereof.

17.0 APPLICABLE STATE LAW AND COMPLIANCE

This Subcontract shall be governed by and construed in accordance with the laws of the State of California. Seller agrees to comply with the applicable provisions of any federal, state or local law or ordinance and all orders, rules and regulations issued there under.

18.0 EXPORT CONTROL COMPLIANCE FOR FOREIGN PERSONS

The subject technology of this Subcontract (together including data, services, and hardware provided hereunder) may be controlled for export purposes under the International Traffic in Arms Regulations (ITAR) controlled by the U.S. Department of State or the Export Administration Regulations (“EAR”) controlled by the U.S. Department of Commerce. ITAR controlled technology may not be exported without prior written authorization and certain EAR technology requires a prior license depending upon its categorization, destination, end-user and end-use. Exports or re-exports of any U.S. technology to [any destination under U.S. sanction or embargo are forbidden.

Access to certain technology (“Controlled Technology”) by Foreign Persons (working legally in the U.S.), as defined below, may require an export license if the Controlled Technology would require a license prior to delivery to the Foreign Person’s country of origin. SELLER is bound by U.S. export statutes and regulations and shall comply with all U.S. export laws. SELLER shall have full responsibility for obtaining any export licenses or authorization required to fulfill its obligations under this Subcontract.

SELLER hereby certifies that all SELLER employees who have access to the Controlled Technology are U.S. citizens, have permanent U.S. residency or have been granted political asylum or refugee status in accordance with 8 U.S.C. 1324b(a)(3). Any non-citizens who do not meet one of these criteria are “Foreign Persons” within the meaning of this clause but have been authorized under export licenses to perform their work hereunder.

19. ORDER OF PRECEDENCE

The documents listed below are hereby incorporated by reference. In the event of an inconsistency or conflict between or among the provisions of this Subcontract, the inconsistency shall be resolved by giving precedence in the following order:

1)	Attachment I: Statement of Work and Schedule dated 1/20/2004.

2)	Schedule A: Specific Terms and Conditions Form 9-932-026 (Rev.9/19/2003).

3)	EXHIBIT FTL: Active ATD Sensor Funding and Liability Schedule.

4)	Attachment II: Customer Property

20.0 ENTIRE AGREEMENT

The parties hereby agree that this Subcontract Including all documents Incorporated herein by reference, shall constitute the entire agreement and understanding between the parties hereto and shall supersede and replace any and all prior or contemporaneous representations, agreements or understandings of any kind, whether written or oral, relating to the subject matter hereof.

In witness whereof, the duly authorized representatives of Buyer and the Seller have executed this Subcontract on the Dates shown.

SELLER:
Irvine Sensors Corporation		SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
(Company Name)

/s/ DARYL L. SMETANA		/s/ KATHERINE JERARD

(Signature)		(Signature)

NAME:	DARYL L. SMETANA	NAME:	KATHERINE JERARD
	(Type or Print)		(Type or Print)

TITLE:	DEPUTY GENERAL MANAGER	TITLE:	BU PROCUREMENT DIRECTOR

DATE:	19 MARCH 2004	DATE:	19 MARCH 2004